Exhibit 5
November 29, 2006

Gold Resource Corporation
222 Milwaukee Street, Suite 301
Denver, CO 80206

Re:  Registration Statement on Form S-8 Covering Registration of Common Stock

Gentlemen:

We have acted as counsel to Gold Resource Corporation, a Colorado corporation (the “Company”), in connection with the registration by the Company of 6,000,000 shares of Common Stock (the "Shares") designated to be issued under the Company’s Non-Qualified Stock Option and Stock Grant Plan (the “Plan”), 350,000 of which are presently outstanding, as more fully set forth in the Registration Statement on Form S-8, proposed to be filed by the Company with the Securities and Exchange Commission today.

In such capacity, we have examined, among other documents, the Articles of Incorporation, Bylaws, the Plan documents and minutes of meetings of its Board of Directors and shareholders, and such other documents as we have deemed appropriate.

The attorneys of our firm are admitted to the Bar in the State of Colorado only. Accordingly, our opinion covers Colorado law only, including the statutory provisions, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting those laws.

Based on the foregoing, and subject to such further examinations as we have deemed relevant and necessary, we are of the opinion that:

1. The Company is a corporation, duly organized and validly existing under the laws of the State of Colorado.

2. All of the Shares have been legally and validly authorized under the Articles of Incorporation of the Company, and when issued and paid for in accordance with the terms of the Plan, represent or will represent duly and validly issued, fully paid and nonassessable shares of common stock of the Company.

We hereby consent to the reference to our firm in the Registration Statement and to the filing of a copy of this opinion as Exhibit No. 5 thereto.

Sincerely,

DUFFORD & BROWN, P.C.

/s/ Dufford & Brown, P.C.